Consent of Independent Accountants



To the Board of Directors
of Bridgeway Fund, Inc.:

We consent to the inclusion in Post-Effective Amendment No. 6 to the Registration Statement of Bridgeway Fund, Inc. on Form N-1A (File No. 33-72416) of our report dated August 29, 1997 on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended June 30, 1997 which is included in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our firm under the captions "General Information" and "Auditors" in the Prospectus, Financial Highlights and the Statement of Additional Information.




Houston, Texas
August 29, 1997